Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement by and between Verso Corporation, a Delaware corporation (the “Company”), and B. Christopher DiSantis (“Executive”) (each a “Party” and collectively, the “Parties”) is made as of January 10, 2017.

WHEREAS, the Company and Executive desire to enter into this employment agreement (the “Agreement”) pursuant to the terms, provisions and conditions set forth herein, which will govern the terms of Executive’s employment with the Company; and

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter set forth, intending to be legally bound thereby, the Parties agree as follows:

1.    Employment Period. Subject to earlier termination in accordance with Section 3 hereof, Executive shall be employed by the Company for a period commencing on February 1, 2017 (the “Effective Date”) and continuing until terminated pursuant to Section 3 hereof (the “Employment Period”).

2. Terms of Employment.

(a)    Position. During the Employment Period, Executive shall serve as President and Chief Executive Officer (“CEO”) of the Company and will perform such duties and exercise such supervision with regard to the business of the Company as are commensurate with such position, including such duties as may be prescribed from time to time by the Board of Directors of the Company (the “Board”). During the Employment Period, Executive shall report directly to the Board. As soon as practicable following the Effective Date, the Board will elect Executive as a member of the Board. When elected, Executive shall serve as a member of the Board, and if requested, as an officer and/or director of any parent or subsidiary of the Company, in each case, without additional compensation. Thereafter, upon expiration of each term as a director, the Board will nominate Executive for election as a member of the Board.

(b)    Duties. During the Employment Period, Executive shall have such responsibilities, duties, and authority that are commensurate with the position of CEO, subject at all times to the control of the Board, and shall perform such services as customarily are provided by an executive of a corporation with Executive’s position and such other services consistent with CEO’s position, as shall be assigned to Executive from time to time by the Board. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of Executive’s business time to the business and affairs of the Company and to use Executive’s commercially reasonable efforts to perform faithfully, effectively and efficiently Executive’s responsibilities and obligations hereunder; provided, however, that Executive shall be permitted to engage in charitable and educational activities and to manage Executive’s personal and family investments and participate as a member of boards of directors, to the extent such activities are not competitive with the business of the Company, do not interfere with the performance of Executive’s duties for the Company and are otherwise consistent with the Company’s governance policies; provided that Executive must obtain consent of the Board prior to joining any board of directors (or similar governing body) of a for profit entity and that Executive may serve on two for profit boards at any time, such two specific boards subject to Board approval; provided further that the boards listed on Schedule 2(b) hereto are hereby approved.

(c)    Compensation.

(i)    Base Salary. During the Employment Period, Executive shall receive an annual base salary in an amount equal to eight hundred and twenty five thousand dollars ($825,000) less all applicable withholdings, which shall be paid in cash in accordance with the customary payroll practices of the Company and prorated for partial calendar years of employment (as in effect from time to time, the “Annual Base Salary”). The Annual Base Salary shall be subject to annual review on or about the anniversary of the Effective Date each year by the Board or a committee thereof, and in its discretion, for possible increase (but not decrease) and any such increased Annual Base Salary shall constitute “Annual Base Salary” for purposes of this Agreement.

(ii)    Annual Bonus. During the Employment Period, with respect to each completed fiscal year of the Company, Executive shall be eligible to receive a bonus (the “Bonus”) with a target amount equal to 100% of Annual Base Salary (the “Target Bonus”) contingent upon the achievement of qualitative and quantitative performance goals approved by the Board or a committee thereof, and subject under the applicable bonus plan as in effect from time to time, currently the Verso Incentive Plan (the “Bonus Plan”). The Bonus, if any, shall be paid in accordance with the terms of the Bonus Plan as in effect from time to time; provided, however, that in no event shall the payment be made on a date later than the 15th day of the third month of the tax year, and subject to the provisions of Section 4, shall require that Executive be employed with the Company on the date of payment of such Bonus.

(iii)    Initial Equity Award. As soon as practicable following the Effective Date but prior to March 30, 2017, Executive shall be granted restricted stock units (“RSUs”) with a grant date fair market value of $2 million under the Verso Performance Incentive Plan. Vested RSUs will be settled in shares of Company common stock within thirty (30) days following vesting.

(A)    Fifty percent (50%) of the RSUs will vest in two equal installments of 25% on each of the third and fourth anniversaries of the Effective Date, and

(B)    Fifty percent (50%) of the RSUs will vest subject to the attainment of performance criteria for the period 2017 through 2019 to be established by the Board or a committee thereof in consultation with the Executive within the first ninety (90) days following the Effective Date.

(iv)    Additional Equity Awards. During the Employment Period, with respect to each fiscal year of the Company commencing after the first anniversary of the Effective Date, Executive is targeted to receive additional equity or equity-based awards with a grant date fair market value equal to $2 million in respect of each such fiscal year grant. The terms of such additional equity or equity-based awards will be determined by the Board in its reasonable discretion.

(v)    Benefits. During the Employment Period, in addition to the benefits and compensation set forth herein, Executive shall be eligible to participate in all retirement, compensation and employee benefit plans, practices, policies and programs provided by the Company, to the extent applicable generally to other senior executives of the Company, subject to the eligibility criteria set forth therein, as such may be amended or terminated from time to time, including without limitation the plans and programs set forth on Schedule 2(c) hereto. Executive shall be entitled to twenty-five (25) business days paid vacation per year and shall be eligible for health benefits for himself and his dependents as of the Effective Date.

(vi)    Expenses. During the Employment Period, Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by Executive in performance of Executive’s duties hereunder provided that Executive provides all necessary documentation in accordance with the Company’s reasonable policies.

(vii)    Relocation. Executive will be reimbursed for Executive’s relocation from Executive’s current residence, in Sewickley, PA, to the Miamisburg, Ohio area in accordance with the Verso Corporation Employee Relocation Program for Current Employees (the “Relocation Program”).

(viii)    Change in Control. Notwithstanding anything to the contrary in this Agreement, any outstanding unvested shares awarded to Executive under Section 2(c)(iii) of this Agreement, shall, without further action of any kind by the Company or the Executive, become vested at the target level, upon the consummation of a “Change in Control,” which, for purposes of this Agreement in all respects, is defined in the Company’s Amended and Restated 2008 Incentive Award Plan.

3. Termination of Employment.

(a)    Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. If Executive becomes subject to a “Disability” (as defined below) during the Employment Period, the Company may give Executive written notice in accordance with the terms of this Agreement of its intention to terminate Executive’s employment. For purposes of this Agreement, “Disability” means Executive’s inability to perform Executive’s duties hereunder by reason of any medically determinable physical or mental impairment for a period of one hundred and eighty (180) days or more in any 12 month period.

(b)    Cause. Executive’s employment may be terminated at any time by the Company for “Cause” (as defined below). For purposes of this Agreement, “Cause” shall mean Executive’s (i) commission of, conviction for, plea of guilty or nolo contendere to, a felony, (ii) engaging in conduct that constitutes fraud or embezzlement in connection with Executive’s employment hereunder, (iii) engaging in conduct that constitutes gross negligence or willful misconduct in connection with Executive’s employment hereunder, (iv) breach of any material terms of Executive’s employment set forth herein that results in material harm to the Company, (v) a material breach of the restrictive covenants agreement set forth on Annex A hereto (the “Restrictive Covenant Agreement”), or (vi) continued willful failure to substantially perform Executive’s duties or to follow a lawful direction of the Board. Executive’s employment shall not be terminated for “Cause” within the meaning of clauses (iv) or (vi) above unless Executive has been given written notice stating the basis for such termination and Executive is given fifteen (15) days to cure the act or omission that is the basis of any such claim. Upon the termination of Executive’s employment by the Company for Cause, all positions Executive holds with the Company or any of its subsidiaries or affiliates, including as a member of any governing boards thereof, shall immediately terminate without further action.

(c)    Termination Without Cause. The Company may terminate Executive’s employment hereunder without Cause at any time upon thirty (30) days’ prior written notice.

(d)    Good Reason. Executive’s employment may be terminated at any time by Executive for Good Reason upon thirty (30) days’ prior written notice within thirty (30) days following the occurrence of the event giving rise to the termination for Good Reason. For purposes of this Agreement, “Good Reason” means voluntary resignation after any of the following actions taken by the Company without Executive’s written consent: (i) a material diminution in Executive’s title or authority; (ii) a reduction in Executive’s Annual Base Salary, Target Bonus, or equity or equity-based awards; (iii) a material change in the geographic location(s) at which the Executive must perform the services hereunder as of the Effective Date of greater than 50 miles, if such change significantly increases Executive’s commute, or (iv) any other material breach of this Agreement by the Company. Executive’s employment shall not be terminated for “Good Reason” unless Executive has given the Company written notice stating the condition that is the basis for such termination within thirty (30) days following the initial occurrence of the event or condition allegedly constituting Good Reason and the Company fails to cure the condition that constitutes Good Reason within fifteen (15) days following receipt of such notice.

(e)    Voluntary Termination. Executive’s employment may be terminated at any time by Executive without Good Reason upon thirty (30) days’ prior written notice.

(f)    Notice of Termination. Any termination by the Company for Cause or without Cause, or by Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 7(g). For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the “Date of Termination” (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not constitute a waiver of any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(g)    Date of Termination. “Date of Termination” means (i) the date of Executive’s death or (ii) the date specified in a Notice of Termination in compliance with the applicable provisions of this Section 3.

4.    Obligations of the Company upon Termination. The following obligations shall apply in the event of a termination of Executive’s employment, including for the avoidance of doubt, a termination of employment upon the occurrence of or following a Change in Control, as defined in Section 2(c)(viii).

(a)    With Good Reason; Without Cause. If during the Employment Period, the Company shall terminate Executive’s employment without Cause or Executive shall terminate Executive’s employment for Good Reason, then the Company will provide Executive with the following payments and/or benefits:

(i)    The Company shall pay to Executive as soon as reasonably practicable but no later than the 30th day following the Date of Termination in a lump sum to the extent not previously paid, (A) the Annual Base Salary through the Date of Termination, (B) the amount of any unpaid expense reimbursements or other benefits to which Executive may be entitled hereunder, and (C) any other vested payments or benefits to which Executive or Executive’s estate may be entitled to receive under any of the Company’s benefit plans or applicable law, in accordance with the terms of such plans or law (clauses (A)-(C), the “Accrued Obligations”). In addition to the Accrued Obligations, the Company shall pay to Executive (D) a prorated portion of Executive’s Bonus for the fiscal year in which such Date of Termination occurs based on actual results of the Company for such fiscal year and the number of days elapsed during such fiscal year prior to and including the Date of Termination (the “Prorated Bonus”) and (E) any unpaid Bonus for the fiscal year preceding the Date of Termination to the extent not previously paid (the “Prior Bonus”), with each of the Prorated Bonus and Prior Bonus to be paid at such time as bonuses are generally paid to senior executives of the Company in respect of such fiscal year; provided, however, that in no event shall the payment be made on a date later than the 15th day of the third month of the applicable fiscal year.

(ii)    Subject to Section 4(d) below, the Company will pay Executive a severance amount equal to two times Executive’s Annual Base Salary as in effect as of the Date of Termination over twenty-four (24) months in accordance with the Company’s customary payroll practices (the “Severance Period”), commencing on the first payroll date occurring on or after the date that is sixty (60) days following the Date of Termination (the “Severance Payment”).

(iii)    Subject to Section 4(d) below, the Company will reimburse Executive for (A) the cost of outplacement assistance in connection with his termination of employment with the Company subject to a maximum of $25,000 and (B) Executive’s attorney’s fees incurred in connection with the termination of his employment with the Company subject to a maximum of $25,000 (collectively, the “Professional Fees”), in each case subject to reasonable substantiation of such cost and fees.

(iv)    In the event that Executive timely elects continuation coverage under The Consolidated Omnibus Budget Reconciliation Act of 1985, the Company shall pay Executive a monthly amount equal to the Company-paid portion of any premiums (grossed up for income taxes) for Executive’s existing health care coverage until the earlier of (A) the 18-months anniversary of the Termination Date or (B) the date Executive obtains health coverage from a subsequent employer (the “COBRA Benefit”).

(v)    Subject to Sections 2(c)(viii) and 4(d): (A) the next tranche of any unvested shares awarded to Executive under Section 2(c)(iii)(A) of this Agreement shall accelerate and vest, and (B) any unvested shares awarded to Executive under Section 2(c)(iii)(B) of this Agreement shall accelerate and vest at the target level, in each of the foregoing (A) and (B) on the Termination Date without further action of any kind by the Company or the Executive (collectively, the “Accelerated Vesting”).

(b)    Death or Disability. If Executive’s employment shall be terminated by reason of the Executive’s death or Disability, then the Company will pay Executive (or in the case of death, Executive’s estate) as soon as reasonably practicable but in no event later than the 30th day following the Date of Termination, the Accrued Obligations, the Prorated Bonus, any Prior Bonus, the Accelerated Vesting and the COBRA Benefit. Thereafter, the Company shall have no further obligation to Executive or Executive’s legal representatives.

(c)    For Cause; Without Good Reason. If Executive’s employment shall be terminated by the Company for Cause or by Executive without Good Reason, then the Company shall have no further obligations to Executive other than for payment of the Accrued Obligations, which shall be paid as soon as reasonably practicable but in no event later than the 30th day following the Date of Termination.

(d)    Separation Agreement and General Release. The Company’s obligation to make the Severance Payment, to pay the Prorated Bonus, the Prior Bonus and the Professional Fees and to effect the Accelerated Vesting is conditioned on Executive’s or Executive’s legal representative’s executing a separation agreement and general release of claims related to or arising from Executive’s employment with the Company or the termination of employment, against the Company and its affiliates (and their respective officers and directors) in a form reasonably determined by the Company, which shall be provided by the Company to Executive within five (5) days following the Date of Termination; provided, that, if Executive should fail to execute (or revokes) such release within forty-five (45) days following the delivery of such release, the Company shall not have any obligation to provide the Severance Payment. If Executive executes the release within such forty-five (45) day period and does not revoke the release within seven (7) days following the execution of the release, the Severance Payment will be made in accordance with Section 4(a)(ii).

5.    Restrictive Covenant Agreement. It shall be a condition of Executive’s employment hereunder that Executive execute the Restrictive Covenant Agreement.

6.    Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (b) Executive is not a party to or bound by any employment agreement, non-compete agreement, confidentiality agreement or other restriction with any other person or entity, which would be breached by entering into this Agreement, and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

7. General Provisions.

(a)    Severability. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that nothing in this Agreement is intended to or shall prevent, impede or interfere with Executive’s non-waivable right, without prior notice to Executive, to provide information to the government, participate in investigations, file a complaint, testify in proceedings regarding the Company’s past or future conduct, or engage in any future activities protected under the whistleblower statutes administered by any governmental agency, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency.

(b)    Entire Agreement and Effectiveness. Effective as of the Effective Date, this Agreement embodies the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

(c)    Successors and Assigns.

(i)    This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(ii)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law, or otherwise.

(d)    Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(e)    Enforcement.

(i)    Arbitration. Except as otherwise provided for in the Restrictive Covenant Agreement, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the Parties are unable to resolve by mutual agreement, shall be settled by submission by either Executive or the Company of the controversy, claim or dispute to binding arbitration in Cincinnati, Ohio (unless the Parties agree in writing to a different location), before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. In any such arbitration proceeding the Parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be accompanied by a reasoned opinion, and shall be final, binding and conclusive on all Parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. The Company will bear the totality of the arbitrator’s and administrative fees and costs. Each Party shall bear its own litigation costs and expenses; provided, however, that the arbitrator shall have the discretion to award the prevailing Party reimbursement of its or his reasonable attorney’s fees and costs, if such an award may be granted under the applicable statute at issue in the proceeding. Upon the request of any of the parties, at any time prior to the beginning of the arbitration hearing the parties may attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association. The Company will bear the totality of the mediator’s and administrative fees and costs.

(ii)    Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

(iii)    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(f)     Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(g)    Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via electronic mail, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via electronic mail, five (5) days after deposit in the U.S. mail and one day after deposit for overnight delivery with a reputable overnight courier service.

If to the Company, to:

Verso Corporation

6775 Lenox Center Court, Suite 400

Memphis, Tennessee 38115-4436

Attention: General Counsel

(901) 369-4100

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Facsimile: (212) 872-1002

Attention: Rolf Zaiss

Email: rzaiss@akingump.com

If to Executive, to:

Executive’s home and/or email address most recently on file with the Company with a copy (which shall not constitute notice) to:

Jon J. Pinney

Robert S. Gilmore

Kohrman Jackson & Krantz LLP

One Cleveland Center, 29th Floor

1375 East Ninth Street

Cleveland, Ohio 44114

Email: jjp@kjk.com

Email: rsg@kjk.com

(h)    Withholdings Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i)     Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby indefinitely.

(j)     Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. All references to a “Section” in this Agreement are to a section of this Agreement unless otherwise noted.

(k)    Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(l)     Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(m)     Indemnification.    During the Executive’s employment and service as a director or officer (or both) and at all times thereafter during which the Executive may be subject to liability, the Executive shall be entitled to indemnification set forth in the Company’s Certificate of Incorporation and Bylaws and to the maximum extent allowed under the laws of the State of Delaware, and he shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries (other than any dispute, claim or controversy arising under or relating to this Agreement). Notwithstanding anything to the contrary herein, the Executive’s rights under this Section 7(m) shall survive the termination of his employment for any reason and the expiration of this Agreement for any reason.

(n)    Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or shall comply with the requirements of such provision. Notwithstanding anything in this Agreement or elsewhere to the contrary, distributions upon termination of Executive’s employment may only be made upon a “separation from service” as determined under Section 409A of the Code. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’ expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year. Notwithstanding any provision in this Agreement to the contrary, if on the date of his termination from employment with the Company Executive is deemed to be a “specified employee” within the meaning of Code Section 409A and the Final Treasury Regulations using the identification methodology selected by the Company from time to time, or if none, the default methodology under Code Section 409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Executive’s termination of employment for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. For purposes of clarity, the six (6) month delay shall not apply in the case of severance contemplated by Treasury Regulations Section 1.409A-1(b)(9)(iii) to the extent of the limits set forth therein. Notwithstanding any of the foregoing to the contrary, the Company and its respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Code Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Code Section 409A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

VERSO CORPORATION

By:	/s/ Robert M. Amen
Name:	Robert M. Amen
Its:	Chairman of the Board

EXECUTIVE

/s/ B. Christopher DiSantis
B. Christopher DiSantis

SCHEDULE 2(b)

EXISTING BOARD MEMBERSHIPS

Channel Products, Inc.

Hardinge, Inc.

S-1

SCHEDULE 2(c)

SPECIFIED BENEFITS

Executive will be eligible for the following benefits subject to Company’ right to modify or terminate the programs described below.

Executive will participate in the Retirement Savings Plan for Non-Union Employees (the “RSP”), which is a qualified 401(k) plan, permitting of up to $18,000 of base salary pre-tax subject to applicable Internal Revenue Code limitations. The Company will provide a one-hundred percent (100%) match on the first three (3%) percent and a fifty percent (50%) match on the next three percent (3%) of salary subject to applicable Internal Revenue Code limitations. The Company’s matching contributions under the RSP will be subject to three-year “cliff” vesting from the Effective Date, such that after Executive has been employed by the Company for three years, all of past and future matching contributions made in respect of Executive will become fully vested and non-forfeitable.

Executive will be eligible to participate in the Verso Supplemental Salary Retirement Program (“SSRP”), which is a qualified plan. Under this program, the Company will make an annual contribution to Executive’s account under the RSP in an amount equal to three percent (3%) of your total cash compensation (base salary plus annual bonus plus any other cash compensation) paid during the immediately preceding year, subject to applicable Internal Revenue Code limitations. The Company’s contributions under the SSRP will be subject to same three-year “cliff” vesting that applies to the Company’s matching contributions under the RSP.

On the Effective Date, Executive will be eligible to participate in the Executive Retirement Program (the “ERP”), a non-qualified defined contribution plan established for the benefit of the Company’s executives and selected senior managers. Under the ERP, the Company may, but is not obligated to, make an annual discretionary contribution in an amount equal to ten percent (10%) of Executive’s combined base salary and annual target bonus under the Verso Incentive Plan, to be determined as of January 1 of the year for which the ERP contribution is made.

On the Effective Date, Executive will be eligible to participate in the Verso Paper Deferred Compensation Plan.

Executive will be provided with the following executive perquisites: an annual executive physical examination at the Cleveland Clinic, direct payment or reimbursement of annual dues to the Young Presidents Organization, and access to Executive Financial Counseling per existing Company policy, which allows for up to nine-thousand five hundred dollars ($9,500) reimbursement annually. Finally, the Company will reimburse Executive in an amount up to twenty five thousand dollars ($25,000) for legal fees associated with the initial review of your Employment Agreement subject to reasonable substantiation.

S-2

ANNEX A

RESTRICTIVE COVENANT AGREEMENT

A-1

RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement (this “Agreement”) is made as of January 10, 2017 and is effective as of February 1, 2017 (the “Effective Date”), by and between Verso Corporation, a Delaware corporation (“Verso”), and B. Christopher DiSantis (“Employee”).

Introduction. Verso and Employee are parties to an employment agreement dated as of February 1, 2017. In connection therewith, Verso is willing to employ Employee in a senior executive position, and Employee is willing to accept such employment, contingent on the Employee’s execution of this Agreement. Based on the foregoing, and for certain good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Verso and Employee hereby agree as follows:

1.    Definitions. As used below in this Agreement, the terms:

(a)    “Business” shall mean the business of coated and supercalendered paper products or the operation of coated and supercalendered paper mills anywhere in the world as conducted by the Verso Group.

(b)    “Protected Information” shall mean all information, documents or materials, owned, developed or possessed by the Verso Group or any employee while in the employ of Verso, whether in tangible or intangible form, that (i) Verso takes reasonable measures to maintain in secrecy, and (ii) pertains in any manner to Verso’s business, including but not limited to Research and Development (as defined below); customers or prospective customers, targeted national accounts, or strategies or data for identifying and satisfying their needs; present or prospective business relationships; present, short term, or long term strategic plans; acquisition candidates; plans for corporate restructuring; products under consideration or development; cost, margin or profit information; data from which any of the foregoing types of information could be derived; human resources (including compensation information and internal evaluations of the performance, capability and potential of Verso employees); business methods, data bases and computer programs. The fact that individual elements of the information that constitutes Protected Information may be generally known does not prevent an integrated compilation of information, whether or not reduced to writing, from being Protected Information if that integrated whole is not generally known.

(c)    “Research and Development” shall include, but not be limited to, all (i) short- term and long-term basic, applied and developmental research and technical assistance and specialized research support of customers or active prospects, targeted national accounts, of Verso operating divisions; (ii) information relating to manufacturing and converting processes, methods, techniques and equipment and the improvements and innovations relating to same; quality control procedures and equipment; identification, selection, generation and propagation of tree species having improved characteristics; forest resource management; innovation and improvement to manufacturing and converting processes such as shipping, pulping bleaching chemical recovery papermaking, coating and calendering processes and in equipment for use in such processes; reduction and remediation of environmental discharges; minimization or elimination of solid and liquid waste; use and optimization of raw materials in manufacturing processes; recycling and manufacture of paper products; recycling of other paper or pulp products; energy conservation; computer software and application of computer controls to manufacturing and quality control operations and to inventory control; radio frequency identification and its use in paper and packaging products; and product or process improvement, development or evaluation; and (iii) information about methods, techniques, products, equipment, and processes that Verso has learned do not work or do not provide beneficial results (“negative know-how”) as well as those that do work or provide beneficial results.

(d)    “Unauthorized” shall mean (i) in contravention of Verso’s policies or procedures; (ii) otherwise inconsistent with Verso’s measures to protect its interests in the Protected Information; (iii) in contravention of any lawful instruction or directive, either written or oral, of any Verso employee empowered to issue such instruction or directive; (iv) in contravention of any duty existing under law or contract; or (v) to the detriment of Verso.

(e)    “Verso Group” shall mean Verso and/or its subsidiaries.

2.    Confidentiality.

(a)    Employee acknowledges and agrees that by reason of Employee’s employment with Verso, Employee has been and will be entrusted with Protected Information and may develop Protected Information, that such information is valuable and useful to Verso, that it would also be valuable and useful to competitors and others who do not know it and that such information constitutes confidential and proprietary trade secrets of Verso. While an employee or consultant of Verso, or at any time thereafter, regardless of the reasons for leaving Verso, Employee agrees not to use or disclose, directly or indirectly, any Protected Information in an Unauthorized manner or for any Unauthorized purpose unless such information shall have become generally known in the relevant industry or independently developed with no assistance from Employee. Further, promptly upon termination, for any reason, of Employee’s employment with Verso or upon the request of Verso, Employee agrees to deliver to Verso all property and materials and copies thereof within Employee’s possession or control that belong to the Verso Group or that contain Protected Information and to permanently delete upon Verso’s request all Protected Information from any computers or other electronic storage media Employee owns or uses.

(b)    While an employee of Verso and after termination of Employee’s employment with Verso for any reason, Employee agrees not to take any actions that would constitute or facilitate the Unauthorized use or disclosure of Protected Information, including transmitting or posting such Protected Information on the internet, anonymously or otherwise. Employee further agrees to take all reasonable measures to prevent the Unauthorized use and disclosure of Protected Information and to prevent Unauthorized persons or entities from obtaining or using Protected Information.

(c)    If Employee becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, investigation, demand, order or similar process) to disclose any Protected Information, then before any such disclosure may be made, Employee shall immediately notify Verso thereof and, at Verso’s expense, shall consult with Verso on the advisability of taking steps to resist or narrow such request and cooperate with Verso in any attempt to obtain a protective order or other appropriate remedy or assurance that the Protected

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Information will be afforded confidential treatment. If such protective order or other appropriate remedy is not obtained, Employee shall furnish only that portion of the Protected Information that it is advised by legal counsel is legally required to be furnished.

3.    Non-Competition.

(a)    Employee acknowledges and agrees that the Business is worldwide in scope, the Verso Group’s competitors and customers are located throughout the world, and the Verso Group’s strategic planning and Research and Development activities have application throughout the world and are for the benefit of customers and the Business throughout the world, and therefore, the restrictions on Employee’s competition after employment as described below apply to anywhere in the world in which the Verso Group does business. Employee acknowledges that any such competition within that geographical scope will irreparably injure the Verso Group. Employee acknowledges and agrees that, for that reason, the prohibitions on competition described below are reasonably tailored to protect the interests of the Verso Group.

(b)    While an employee or consultant of Verso, Employee agrees not to compete in any manner, either directly or indirectly and whether for compensation or otherwise, with the Business or to assist any other person or entity to compete with the Business.

(i)    After the termination of Employee’s employment with Verso for any reason, Employee agrees that for a period of 12 months (the “Non-Compete Period”) following such termination Employee will not compete with the Business anywhere in the world in which the Verso Group is doing business by:

(ii)    directly or indirectly in any capacity engage in the Business or assists other to engage in the Business;

(iii)    engaging in any sales, marketing, Research and Development or managerial duties (including, without limitation, financial, human resources, strategic planning, or operation duties) for, whether as an employee, consultant, or otherwise, any entity that produces, develops, sells, markets or operates mills in the Business;

(iv)    owning, managing, operating, controlling or consulting for any entity that engages in the Business; provided, however, that this Section 3(c)(iii) shall not prohibit Employee from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation that is publicly traded, so long as Employee has no active participation in the business of such corporation; or

(v)    soliciting the business of any actual or active prospective customers, or targeted national accounts of the Verso Group for any product, process or service that is competitive with the Business, whether existing or contemplated for the future, on which Employee has worked, or concerning which Employee has in any manner acquired knowledge or Protected Information about, during the 24 months preceding termination of Employee’s employment.

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It shall not be a violation of this provision for Employee to accept employment with a noncompetitive division or business unit of a multi-divisional company of which one or more divisions or business units are competitors of Verso, so long as Employee does not engage in, oversee, provide input or information regarding, or participate in any manner in the activities described in this paragraph as they relate to any division or business unit that is a competitor of Verso. Employee shall not assist others in engaging in activities that Employee is not permitted to take.

4.    Non-Solicitation/Non-Hire. During the term of Employee’s employment at Verso and for a period of 24 months following the termination of such employment for any reason, Employee agrees that Employee will not, either on Employee’s own behalf or on behalf of any other person or entity, directly or indirectly:

(a)    encourage, induce, solicit, hire or attempt to encourage, induce, or solicit or hire any then current employee of the Verso Group, or otherwise interfere with or encourage any such employee to terminate or limit his or her employment or consulting relationship with Verso; or induce, encourage or assist any other person to engage in any of the activities described above; provided, however, that there shall be no violation of this subsection 4(a) in the event that a Verso Group employee responds to a public solicitation for new hires by an entity with which Employee is associated;

(b)    encourage, induce, solicit, or attempt to encourage, induce, or solicit any former, current or prospective customer of the Verso Group, about whom Employee acquired confidential information during the course of Employee’s employment with Verso, to cease, or reduce the amount of, or change the terms and conditions of, business it does with the Verso Group; or

(c)    interfere with, disrupt, or attempt to interfere with or disrupt the business relationships (contractual or otherwise) existing (now or at any time in the future) between Verso and any third party (including, without limitation, the Verso Group’s customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents and partners).

5.    Tolling Period of Restrictions. Employee agrees that the periods of non-competition and non-solicitation/non-hire set forth in Sections 3 and 4, respectively, shall be extended by the period of violation if Employee is found to be in violation of those provisions.

6.    Duty to Show Agreement to Prospective Employer. During Employee’s employment with Verso and for 24 months after the Termination Date, Employee shall, prior to accepting other employment, provide a copy of this Agreement to any recruiter who assists Employee in locating employment other than with Verso and to any prospective employer with which Employee discusses potential employment.

7.    Representations, Warranties and Acknowledgements. In addition to the representations, warranties and obligations set forth throughout this Agreement, Employee acknowledges that (a) Protected Information is commercially and competitively valuable to Verso and critical to its success; (b) the Unauthorized use or disclosure of Protected Information or the violation of the covenants set forth in Sections 2, 3, or 4 would cause irreparable harm to Verso; (c) by this Agreement, Verso is taking reasonable steps to protect its legitimate interests

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in its Protected Information; (d) Employee has developed, or will develop, legally unique relationships with customers of Verso; and (e) nothing herein shall prohibit Verso from pursuing any remedies, whether in law or equity, available to Verso for breach or threatened breach of this Agreement. Employee further acknowledges and agrees that, as a senior executive of Verso, Employee performs unique and valuable services to Verso of an intellectual character and that Employee’s services will be difficult for Verso to replace. Employee further acknowledges and agrees that Verso is providing Employee with significant consideration in this Agreement for entering into this Agreement and that Verso’s remedies for any breach of this Agreement are in addition to and not in place of any other remedies Verso may have at law or equity or under any other agreements.

8.    General.

(a)    Employee acknowledges and agrees that the parties have attempted to limit Employee’s right to compete only to the extent necessary to protect Verso from unfair competition and protect the legitimate interests of Verso. If any provision or clause of this Agreement or portion thereof shall be held by any court of competent jurisdiction to be illegal, void or unenforceable in such jurisdiction, the remainder of such provisions shall not thereby be affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties and Employee agrees, that if any court construes any provision or clause of this Agreement or any portion thereof to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area or matter of such provision and in its reduced form, such provision shall then be enforceable and shall be enforced.

(b)    Employee acknowledges that neither this Agreement nor any provision hereof can be modified, abrogated or waived except in a written document signed by the Chairman of the Board of Verso, or in the event of the absence of such person or the vacancy of such position, such other person as Verso’s board of directors shall designate in writing.

(c)    This Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of Delaware without regard to the conflict-of-law provisions or principles thereof. Employee hereby consents to the jurisdiction of and agrees that any claim arising out of or relating to this Agreement may be brought in the courts of the State of Ohio.

(d)    This Agreement and any rights thereunder may be assigned by Verso and, if so assigned, shall operate to protect the Protected Information and relationships of Verso as well as such information and relationships of the assignee.

(e)    Employee agrees that Verso’s determination not to enforce this or similar agreements as to specific violations shall not operate as a waiver or release of Employee’s obligations under this Agreement.

(f)    Employee acknowledges and agrees that Verso has advised Employee that Employee may consult with an independent attorney before signing this Agreement.

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(g)    This Agreement sets forth the entire agreement of the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered effective as of the Effective Date.

VERSO CORPORATION

By:
Name:	Robert M. Amen
Its:	Chairman of the Board

EMPLOYEE

B. Christopher DiSantis

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